Exhibit 10.6

Share Transfer Agreement

This Share Transfer Agreement (hereinafter referred to as the “Agreement”) is signed by the following parties on July 18th, 2019.

Party A (Transferor): Beijing Financial Holdings Limited

Address: Room 1608, CC Wu Building, 302-308 Hennessy Road, Wan Chai, Hong Kong

Party B (Transferee) : Ideanomics Inc.

Registered Address: 318 North Carson Street, Suite 208, Carson City, Nevada 89701 with Principal Office at 55 Broadway, 19th Floor, New York, NY 10022.

Given That:

(1)	Party A is a limited company established and lawfully maintained in accordance with the laws of Hong Kong.

(2)	Party A legally holds ordinary shares of Bigfair Holdings Limited (“Bigfair”), representing 40% of the total issued share capital.

(3)	Bigfair legally holds a 51% ownership stake in Glory Connection Sdn. Bhd. (the "Target Company").

(4)	Party A legally holds ordinary shares of the Target Company, representing 34% of the total issued share capital of the Target Company. Along with the ownership in Bigfair, Party A owns a 34% stake in the Target Company.

(5)	The Target Company legally holds a 55% stake in Tree Manufacturing Sdn. Bhd. ("Tree").

(6)	Party B is a company established and in existence under the laws of the state of Nevada (USA), is listed on the Nasdaq Stock Exchange, the stock code is IDEX. As of the date of signing of this Agreement, the total number of ordinary shares already issued by the Acquirer is 108,561,959 shares and 7,000,000 shares of preferred shares.

1

(7)	Party A intends to transfer shares totaling 34% of the total issued share capital of the Target Company held by it to Party B, and Party B intends to accept the target equity; that party B after the transfer will eventually hold 18.7% stake of Tree (the “Share Transfer”).

(8)	Party A intends to grant Party B an option to buy the 40% ownership interest held by it in Bigfair (the “Option”), and Party B intends to accept the option; that party B after exercise of the option will eventually hold a total of 54.4% of the Target Company and 29.92% of Tree.

The parties reached this Agreement as follows:

1	Target Share Transfer

1.1	In accordance with the terms and conditions specified in this Agreement, Party A agrees to transfer ordinary shares of Target Company to party B (the “Target Shares”), representing 34% of the total issued share capital of the Target Company, and party B agrees to accept such Target Shares.

1.2	Consideration and payment arrangements for the transfer of Target Shares

1.2.1	The parties agree that the consideration for the transfer of the Target Shares is US$24,380,000 (“Consideration”) which will be paid in equivalent of Party B's stock (“stock consideration”). Party B shall issue and allot Party B's shares to Party A at a price of US$2/share, for a total of 12,190,000 shares.

1.2.2	Before Party B pays the consideration, Party B has the right to conduct due diligence on the Target Company. Party B's payment consideration is based on Party B's satisfaction with the results of the due diligence investigation.

1.2.3	Within 90 days after this Agreement comes into force, Party B shall complete the issuance and allotment of the stock consideration. All stock considerations shall be separately allocated and effectively deposited in the accounts of the selling shareholder.

2	Changes involved in the transfer of the Target Shares

2.1	Party A shall, within 14 days after the signing of this Agreement, complete the formalities for the registration of the changes required for the transfer of the relevant Target Shares (including but not limited to the change of the Register of shareholders, etc.).

2

3	Option Agreement

3.1	Option Agreement. In accordance with the terms and conditions specified in this Agreement, Party A agrees to grant Party B the option to buy 40% ownership (the “Option Shares”) interest in Bigfair and Party B agrees to accept such Option.

3.2	Exercise Price. The aggregate exercise price of the Option will be at a 10% discount to the underlying valuation of Tree as is described in the Target Share Transfer, or an aggregate consideration of $13,165,200 (the “Exercise Price”).

3.3	Exercise of the Option. Party B may exercise the Option at any time, in full, on any business day after July 18th, 2020 (the “Effective Date”) and before July 19th, 2021 (the “Expiration Date”) by delivery of the Option Exercise Form attached in Appendix III at the principal offices of Party B. The Option is considered exercised upon receipt by Party B of the Option Exercise Form.

3.4	Form of Payment. Upon valid exercise of the Option, the Exercise Price will be paid by Party B to Party A in the form of Party B’s common stock, valued at the greater of (i) average closing trading price for the 30 days immediately preceding the date the Option is exercised; and (ii) $2.00 per share, or such price as adjusted for common stock dividends, stock splits, reclassifications or other such changes to Party B’s common stock.

4	Changes involved in the transfer of the Option Shares

4.1	Party A shall, within 14 days after the exercise of the Option, complete the formalities for the registration of the changes required for the transfer of the relevant Option Shares (including but not limited to the change of the Register of shareholders, etc.).

5	Reps and Warranties

5.1	Party A to party B declares, guarantees and commits as follows:

5.1.1	Party A will handle the transfer of the relevant Target Shares in accordance with the provisions of Article 2 of this Agreement.

5.1.2	Party A will handle the transfer of the relevant Option Shares in accordance with he provisions of Article 4 of this Agreement.

5.1.3	Tree Movement Malaysia Sdn. Bhd. has authorized Tree exclusive production of electric vehicle products. Tree Movement Malaysia Sdn. Bhd. is currently the sole holder of the Malaysian electric vehicle manufacturing license. A copy of the aforementioned manufacturing license and exclusive license are listed in Annex 1 of this Agreement.

3

5.1.4	Resources that have been established or are being negotiated by Tree and its affiliates include, but are not limited to 1. Reached an agreement with relevant departments in Malaysia for the use of new energy vehicle service for the police 2. Reached an agreement with relevant departments in Malaysia to use no less than 60,000 new energy bus services for local use 3. Reached a cooperation with relevant government departments in China and Malaysia (including but not limited to Ministry of Environmental Protection, Ministry of Science and Technology, Ministry of Industry) 4. With China Aerospace New Long March Electric Vehicle Technology reached a corresponding resources cooperation 5. Other resources. A complete copy of the aforementioned cooperation and resources has been submitted to the Acquirer, as set out in Appendix II of this Agreement.

5.1.5	All the Target Shares and Option Shares have been legally registered. There are no mortgage, pledge or other rights restrictions on the entire equity of the Target Shares or Option Shares, and there are no priority transfer or similar rights.

5.1.6	The Target Company has submitted its true audited financial report to Party B. These financial reports are true, accurate and complete, and there are no major omissions or misleading statements.

5.1.7	Except for the conditions set out in this Agreement, Party A shall transfer the Target Shares to Party B, sign and submit relevant documents, and perform the obligations under this Agreement without the consent, order, filing, permission or notice of any other authorized authority or third party, statement or registration.

5.1.8	Upon valid exercise of the Option, Party A shall transfer the Option Shares to Party B, sign and submit relevant documents, and perform the obligations under this Agreement without the consent, order, filing, permission or notice of any other authorized authority or third party, statement or registration.

5.1.9	Party A's signature, submission and performance of this Agreement will not contravene or violate any of the following provisions, nor will it constitute any breach of contract or any of the following: the company's articles of association, registration certificate or other similar organizational documents; any documents or agreements that are binding on or as a party; or any law, or any assets owned by the target company or its shareholders; or any judgment, order, ruling or decree issued by any government department whose assets have jurisdiction.

4

5.2	Party B's statement, guarantee and commitment to Party A are as follows:

5.2.1	Fulfill the obligation to pay the consideration as agreed in Article 1 of this Agreement;

5.2.2	Party B has obtained all the approvals and authorizations required to sign, submit and perform this Agreement.

5.2.3	By signing, submitting and fulfilling this Agreement, Party B will not contravene or violate any of the following provisions, nor will it constitute any breach of contract or any of the following: the Company’s Articles of Association, registration certificate or other similar organizational document; any document or agreement that is a party or binding on it; or any law, or jurisdiction over the target company or any assets owned by the target company or its shareholders; or any judgment, order, ruling or decree issued by any government department of the right.

6	Tax

6.1	The parties agree that the taxes involved in the transfer of the target shares or the exercise of the Option are borne by the parties themselves.

7	Confidentiality

7.1	The parties agree to all relevant information obtained from other parties under this Agreement (including all terms and conditions), including but not limited to the content of this Agreement and other information related to the transfer of the Target Shares as agreed in this Agreement ("Confidential Information") to be confidential until such information becomes public information available through public access. The recipient of the information agrees to take the necessary precautions for the confidentiality of the information and agrees to restrict the use of the information outside the scope of this Agreement without the prior written consent of the other party. The above restrictions are not applicable to the following information:

a)	the information is known to the public without violating the agreement;

b)	the information is disclosed by its owner to others without being restricted by a confidentiality agreement;

5

c)	this information is known to the recipient without violating this Agreement and any other confidentiality obligations;

d)	The disclosure of this information is required by law, court or regulatory agency; or the information is disclosed to any party's affiliates, directors, administrators, employees, agents, consultants, actual shareholders, potential investors, stock purchasers and any others (subject to the confidentiality provisions of the written agreement) third parties who are required to possess such confidential information in the performance of this Agreement.

7.2	Unless the confidential information changes to public information in accordance with the provisions of Article 6.1, the validity of Article 6.1 remains valid and shall not expire due to the performance of this Agreement or other reasons.

8	Liability for Breach of Contract

8.1	The parties agree that if a party breaches this agreement, it constitutes a breach of contract and the breach party may be held liable for breach of contract.

9	Other Agreements

9.1	This Agreement and any documents referred to in this agreement constitute the entire agreement between the parties with respect to the transfer of the Target Shares, superseding all prior oral or written agreements, agreements, understandings, memoranda of understanding between the parties with respect to this transaction. The parties agree that this Agreement shall enter into force on the date of its signing by the parties.

9.2	Any request or other communications made pursuant to any notice given in this Agreement shall be made in writing and sent to the address specified by the recipient or sent by facsimile or e-mail.

9.3	This Agreement and any proceedings arising out of it shall be governed by the laws of Hong Kong, and the parties agree to submit any dispute arising out of the performance of this agreement to the Hong Kong International Arbitration Centre for arbitration in accordance with its arbitration rules in effect at that time. The tribunal shall consist of three arbitrators, each party shall appoint one, and the third shall be appointed jointly by the parties and shall be the presiding arbitrator. The arbitration is final and binding on both parties.

6

9.4	If at any time one or more of these terms is or becomes invalid, illegal, unenforceable or in any way unenforceable, the validity, legality and enforceability of the remaining terms will not be affected or impaired.

9.5	The parties to the Agreement shall bear the legal and professional costs of each party in the process of making the Agreement, which shall be reimbursed by the party without fault when the Agreement is annulled.

9.6	Each of the parties and the Target Company shall have one copy of this Agreement and each copy shall have the same effect.

No Text

7

(This page has no text and is the signature page of the share transfer agreement)

This agreement is signed by the following parties on the date stated in the first part of this agreement:

Party A:

Signature:

Party B:

Signature:

8

Appendix I

Copy of EV Licenses

Appendix II

Copy of partnership and cooperation agreement

9

Appendix III

Option Exercise Form

Capitalized terms used and not otherwise defined herin shall have the meanings ascribed to such terms in the Share Transfer Agreement by and between Beijing Financial Holdings Limited (“Party A”) and Ideanomics, Inc. (“Party B”), dated July 18th, 2019, to which this Option Exercise form relates.

The undersigned hereby irrevocably elects to exercise the within Option dated July 18th, 2019.

By:___________________________

Name:_________________________

Date:__________________________

10